Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

ISSAQUAH, Wash., November 6, 2006, - Costco Wholesale Corporation (Nasdaq: COST) today announced that its Board of Directors has declared a quarterly cash dividend on Costco Wholesale common stock. The dividend of $.13 per share is payable December 1, 2006, to shareholders of record at the close of business on November 17, 2006.

Costco currently operates 493 warehouses, including 364 in the United States and Puerto Rico, 68 in Canada, 18 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 29 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional 11 new warehouses prior to the end of calendar year 2006.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264